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Exhibit 9

                       OPINION OF AND CONSENT OF COUNSEL

                                                        April, 1999

Massachusetts Mutual Life Insurance Company
1295 State Street
Springfield, MA 01111

Re: Post-Effective Amendment No.18 to Registration Statement
    No.2-75413 filed on Form N-4

Ladies and Gentlemen:

This opinion is furnished in connection with the filing of Post-Effective Amendment No.18 to Registration Statement No.2-75413 on Form N-4 under the Securities Act of 1933 for Massachusetts Mutual Life Insurance Company's ("MassMutual") flexible premium variable annuity contract (the "Contract"). Massachusetts Mutual Variable Annuity Separate Account 2 issues the Contract.

As an attorney for MassMutual, I provide legal advice to MassMutual in connection with the operation of its variable products. In such role I am familiar with the Post-Effective Amendment for the Contract. In so acting, I have made such examination of the law and examined such records and documents as in my judgment are necessary or appropriate to enable me to render the opinion expressed below. I am of the following opinion:

l. MassMutual is a valid and subsisting corporation, organized and operated under the laws of the Commonwealth of Massachusetts and is subject to regulation by the Massachusetts Commissioner of Insurance.

2. Massachusetts Mutual Variable Annuity Separate Account 2 is a separate account validly established and maintained by MassMutual in accordance with Massachusetts law.

3. All of the prescribed corporate procedures for the issuance of the Contract have been followed, and all applicable state laws have been complied with.

I hereby consent to the use of this opinion as an exhibit to this Post-Effective Amendment.


Very truly yours,

/s/ James M. Rodolakis
----------------------
James M. Rodolakis
Counsel


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